Exhibit 4.7

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

SUNTRUST CAPITAL VIII

THIS Amended and Restated Certificate of Trust of SunTrust Capital VIII (the “Trust”), dated as of August 29, 2006, is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust which was filed on August 18, 2004 (the “Original Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust formed hereby is SunTrust Capital VIII.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801, Attention: Corporate Trust Services Division.

3. Effective Date. This Amended and Restated Certificate of Trust shall be effective upon filing.

4. Counterparts. This Amended and Restated Certificate of Trust may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Certificate of Trust as of the date first above written.

/s/ Raymond D. Fortin
Raymond D. Fortin
Administrative Trustee

/s/ Jerome T. Lienhard, II
Jerome T. Lienhard, II
Administrative Trustee

/s/ Kenneth R. Houghton
Kenneth R. Houghton
Administrative Trustee

U.S. BANK NATIONAL ASSOCIATION, as Property Trustee

By:	/s/ Earl W. Dennison, Jr.
Name:	Earl W. Dennison, Jr.
Title:	Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Delaware Trustee

By:	/s/ Earl W. Dennison, Jr.
Name:	Earl W. Dennison, Jr.
Title:	Vice President